Exhibit 10.31
SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 18, 2024 by and between Scholastic Corporation, a Delaware corporation (the “Company”), and the Preliminary Co-Executors of the Estate of M. Richard Robinson, Jr. (“Stockholder”).

RECITAL

WHEREAS, the Company has offered to purchase from the Stockholder 400,000 shares of the Company's common stock, par value $.01 per share ("Common Shares"), at the price per share determined in accordance with Section 1 below, including the formula provided in Schedule A, (the "Transaction"); and

    WHEREAS, the Company has been authorized by its Board of Directors to repurchase said 400,000 Common Shares from the Stockholder in a privately negotiated transaction; and

    WHEREAS, the Stockholder is a related party vis-a-vis the Company because the two Preliminary Co-Executors are executive officers and, in one case, a director of the Company; and

    WHEREAS, because of the related party aspects of the Transaction, the Company referred consideration of the matter to the Company's Audit Committee (the "Committee"); and

    WHEREAS, the Committee approved the Transaction (subject to approval by all of the disinterested members of the full Board of Directors) after considering, among other factors, the following:
(i) the Company's capacity to execute the Transaction under its existing share repurchase program, (ii) the limited amount of Common Shares that the Company is generally able to repurchase under the current Rule 10b-18 share repurchase program, (iii) the Company's current share repurchase goals, (iv) the Company's available cash position, (v) the Company's desire to reverse the impact of dilutive issuance of Common Shares from compensatory programs, (vi) the ability to execute the Transaction without the need for the Company to pay brokerage fees on the shares to be repurchased and (vii) information obtained from an independent financial adviser selected by the Committee; and

    WHEREAS, the Board of Directors (without the participation of the interested director) approved the Transaction on the basis of the Committee's recommendation.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Repurchase. Subject to the terms and conditions set forth in this Agreement, Stockholder hereby agrees to sell, assign, transfer, convey and deliver all its right, title and interest in and to 400,000 Common Shares (the "Repurchased Shares") to the Company free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges, restrictions or claims or rights of third parties of any kind or nature (collectively, “Liens”). The Company hereby agrees to repurchase and accept delivery of the Repurchased Shares in exchange for the payment of the Aggregate Cash Consideration, which is defined as the amount determined by multiplying: (A) 400,000 by (B) the price per share number determined as set forth on Schedule A. Stockholder hereby acknowledges and agrees that receipt of the Aggregate Cash Consideration shall constitute complete satisfaction of all obligations or any other sums due to such Stockholder with respect to repurchase of the Repurchased Shares.

2. Closing. The closing of the repurchase provided for herein (the “Closing”) shall take place on April 22, 2024 (or such other date as the parties may mutually agree) at the offices of the Company located at 557 Broadway, New York, New York 10012 (or at such other place upon which the parties hereto may mutually agree). At the Closing, the following shall occur:

a. Stockholder Deliveries. The Repurchased Shares are credited to or otherwise held in a securities account maintained by Stockholder at JPMorgan Chase Bank, N.A. and are to be delivered through the facilities of The Depository Trust Company. The Stockholder shall take such actions necessary to provide appropriate instruction to JPMorgan Chase Bank, N.A. to affect the transfer of the Repurchased Shares from Stockholder’s account to the account at a financial institution designated by the Company for the receipt of the Repurchased Shares so transferred in Schedule B to this Agreement. In connection with any account to which the Repurchased Shares are credited or otherwise held, Stockholder shall execute and deliver such other and further documents or instruments necessary, in the reasonable opinion of the Company, to affect a legally valid transfer to the Company hereunder.

b. Company Deliveries. The Company shall deliver by wire transfer in immediately available funds all of the proceeds of the Aggregate Cash Consideration to the account listed in Schedule C hereto that has been designated by Stockholder.

 3. No Further Ownership Interest. From and after the Closing, Stockholder shall have no further right or title to or interest in the Repurchased Shares or any dividends, distributions, equity interests or other rights in respect thereof.

 4. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company as follows:

a. Title to Shares. As of the date hereof, Stockholder owns good and marketable title to the Repurchased Shares and such Repurchased Shares are free and clear of all Liens. Except for this Agreement, Stockholder has not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other Person with respect to the Repurchased Shares, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition thereof or any interest therein or the voting of any such Repurchased Shares.

b. Binding Effect. This Agreement is a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

c. Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by or notice to, or filing with, any governmental authority or any other person in respect of any requirements of law is necessary or required by Stockholder in connection with the execution, delivery or performance by Stockholder of this Agreement, except for such approval, consent, compliance, exemption, authorization, or other action which, if not obtained or made, would not reasonably be likely to prevent or materially delay Stockholder from performing its obligations under this Agreement in all material respects.

d. Brokers or Finders. Stockholder has not employed or entered into any agreement with, nor is Stockholder subject to, any valid claim of any broker, finder, financial advisor, consultant, or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

e. Legal Proceedings. There are no legal proceedings pending or, to the knowledge of Stockholder, threatened, to which Stockholder is or may be a party, that (i) challenge the validity or enforceability of Stockholder’s obligations under this Agreement or (ii) seek to prevent, delay or otherwise would reasonably be expected to materially adversely affect the consummation by Stockholder of the transactions contemplated hereby.

f. Material Non-Public Information. Stockholder acknowledges and agrees that the Company may possess material, nonpublic information that has not been disclosed by the Company. Stockholder hereby further acknowledges that it is entering into this Agreement and the transactions contemplated hereby notwithstanding this disparity of information, if any, and waives any claims related to this information disparity.

5. Representations and Warranties of the Company. The Company represents and warrants to Stockholder as follows:

a. Authority; Binding Effect. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority and has taken all necessary action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

b. No Violation. Neither the execution and delivery of this Agreement by the Company, nor the repurchase of the Repurchased Shares owned by Stockholder pursuant to this Agreement, will (i) result in a breach of its organizational documents, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material agreement, lease or other instrument or obligation to which the Company is a party, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and are in full force and effect or which would not impair the Company’s ability to consummate the transactions contemplated by this Agreement, or (iii) violate any order, writ, injunction or decree applicable to the Company or any of the Company’s material assets.

c. Governmental Authorization; Third Party Consent. No approval, consent, compliance, exemption, authorization, or other action by or notice to, or filing with, any governmental authority or any other person in respect of any requirements of law is necessary or required by the Company in connection with the execution, delivery or performance by the Company of this Agreement, except for such approval, consent, compliance, exemption, authorization, or other action which, if not obtained or made, would not reasonably be likely to prevent or materially delay the Company from performing its obligations under this Agreement in all material respects.

d. Brokers or Finders. Except for the Company's engagement of an investment banking firm, identified to the Stockholder, as an advisor in connection with the transactions contemplated by this Agreement, the Company has not employed or entered into any agreement with, nor is the Company subject to, any valid claim of any broker, finder, consultant, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

e. Exchange Act Reports. The Company’s reports filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and any amendment or supplement thereto, did not, when filed with the Commission, and do not, as of the date hereof, contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

6. Affirmative Covenants.

(a)    The parties hereto acknowledge and agree that the Company shall submit to the Commission a report on Form 8-K disclosing the repurchase transaction following the Closing (the "Form 8-K"). Stockholder shall have the right to provide comments on the text of the Form 8-K prior to it being provided to the Commission.

(b)    Neither the parties hereto nor any of their related parties shall disclose the terms of this Agreement to any person, except as may be required by law, legal process (including any probate process applicable to the Stockholder) or applicable regulation and except for any disclosure to JPMorgan Chase Bank, N.A. that is reasonably necessary to facilitate delivery of the Repurchased Shares in connection with the Closing. The parties may, however, refer to the Form 8-K and its contents after it is submitted to the Commission.

(c)    Each party agrees that its representations and warranties shall be true and correct on the date of Closing.

7. Miscellaneous.

a. Amendment. This Agreement may not be amended or waived in any respect except by a written agreement signed by the parties hereto.

b. Survival. Each of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and continue in full force and effect in accordance with its terms, but is subject to all applicable statutes of limitation, statutes of repose and other similar defenses provided in law or equity.

c. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, agreements and understandings (both oral and written) with respect to such subject matter.

d. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile transmission or electronic image scan shall be effective as delivery of a manually executed counterpart of this Agreement.

e. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

f. Expenses. Each party shall bear its own expenses and fees in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

SCHOLASTIC CORPORATION
By:	/s/ Peter Warwick
	Name:	Peter Warwick
	Title:	Chief Executive Officer

THE PRELIMINARY CO- EXECUTORS OF THE ESTATE OF M. RICHARD ROBINSON, JR.
By:	/s/ Iole Lucchese
	Name:	Iole Lucchese
	Title:	Preliminary Co-Executor and Designated Scholastic Special Purpose Executor

SCHEDULE A
PRICE DETERMINATION FORMULA

    The price per Common Share to be paid shall be the product of (i) 96.2% and (ii) the closing price of a Common Share of the Company as of the end of the regular trading session (4:00 p.m. EST) on April 18, 2024.

SCHEDULE B
COMPANY SECURITIES ACCOUNT INFORMATION

(Account name and address to which the repurchased shares shall be delivered)

(To be provided supplementally)

SCHEDULE C

(Name and address of Stockholder account for proceeds)

(To be provided supplementally)